Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-90452) pertaining to the Company’s 2002 Stock Purchase Plan, and the Registration Statement (Form S-8 No. 333-167142) pertaining to the Company’s Restricted Stock Compensation Plan of our reports dated March 11, 2021, with respect to the consolidated financial statements and schedules of Protective Insurance Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of Protective Insurance Corporation and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ ERNST & YOUNG LLP
Indianapolis, Indiana
March 11, 2021